Filed Pursuant to Rule 433

Registration Nos. 333-285582 and 333-285582-06

*Pricing Details* $1.492BN+ Carvana Prime Auto Loan (CRVNA 2026-P3)

Carvana has mandated Santander (Str), Barclays, and Deutsche as active joint bookrunners, BNP, Citi, Mizuho and Wells Fargo as passive joint bookrunners, and Atlas and SMBC as co-managers on their prime auto transaction, Carvana Auto Receivables Trust 2026-P3 (CRVNA 2026-P3).

--- Anticipated Capital Structure ---

CLS	TOTAL($MM)	OFFRD($MM)	WAL*	S/F**	P.WIN*	E.FNL*	L.FNL	BENCH	Launch	Yields(%)	CPN(%)	$PX

=========================================================================================================================
A-1	167.430	159.058	0.18	A-1+/F1+	01-05	01 /27	09 /27	I-CRV	+30	4.052	4.052	100.00000
A-2	457.590	434.710	0.96	AAA/AAA	05-19	03 /28	11 /29	I-CRV	+60	4.579	4.53	99.99464
A-3	457.590	434.710	2.27	AAA/AAA	19-37	09 /29	08 /31	I-CRV	+62	4.816	4.76	99.98225
A-4	301.820	286.729	3.65	AAA/AAA	37-53	01 /31	08 /32	I-CRV	+77	5.060	5.00	99.97538
B	60.460	57.437	4.54	AA/AA	53-57	05 /31	10 /32	I-CRV	+95	5.292	5.23	99.98175
C	72.090	68.485	5.01	A/A	57-64	12 /31	02 /33	I-CRV	+140	5.771	5.70	99.98804
D	33.328	31.661	5.48	BBB/BBB	64-67	03 /32	08 /34	I-CRV	+175	6.158	6.08	99.99821
N^	20.930	19.883	0.49	BB-/BB+	03-11	07 /27	08 /34	I-CRV	+170	5.579	5.51	99.99776
R^	76.307(MV)	72.491+(MV)

=========================================================================================================================

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM and Certificate PPM

**Expected Ratings

--- Transaction Details ---

* Total Size : $1,571,238,000

* Offered Size : $1,492,673,000

* Bloomberg Ticker : CRVNA 2026-P3

* Expected Ratings : S&P / FITCH

* Registration : A-D: SEC Registered | N: 144A/RegS

* Minimum Denominations : A-D: $1K x $1K | N: $745K x $1K

* Expected Pricing : 11am

* Expected Settlement : 08/25/26

* First Pay Date : 09/10/26

* ERISA Eligible : A-D: Yes | N: No

* Delivery : DTC, Clearstream, Euroclear(excl. Class N)

* Bill & Deliver : Santander

--- Available Materials ---

* Preliminary Prospectus & Ratings FWP

* Class N Preliminary Offering Memorandum

* Intex Dealname : sancap_crvna_2026-p3_upsize_mkt ; Password: 4JUV

* Deal Roadshow : https://dealroadshow.finsight.com/e/CRVNA26P3 ; Passcode: CRVNA26P3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.